                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

           The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits to the following information:

                      -----------------------------------


Name:      AIM Floating Rate Fund
     --------------------------------------------------------------------------

Address of Principal Business Office (no. & Street, City, State Zip Code):
           11 Greenway Plaza, Suite 100, Houston, TX  77046
-------------------------------------------------------------------------------

Telephone Number (including area code):   (713) 626-1919
                                       ----------------------------------------

Name and Address of Agent for Service of Process:
           Charles T. Bauer, AIM Floating Rate Fund,
                             11 Greenway Plaza, Suite 100, Houston, TX 77046
-------------------------------------------------------------------------------

Check Appropriate Box:
           Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N8-A: YES [X] NO [ ]


                                   SIGNATURES

           Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Houston and State of Texas on the 21st day of January, 2000.

                                 AIM FLOATING RATE FUND



                                 By:   /s/ Robert H. Graham
                                    -------------------------------------------
                                            Robert H. Graham
                                            Trustee, Chairman of the Board and
                                            President




Attest:  /s/ Ofelia M. Mayo
       -----------------------
           Ofelia M. Mayo